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                  Metromedia International Group, Inc.
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(Name of Registrant as Specified in Its Charter)

Elliott Associates, L.P. and Elliott International, L.P.
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                                [Lens Letterhead]


         Contact: Richard A. Bennett          Scott Sunshine/Carol Crane
                  Chief Activism Officer      TowersGroup
                  Lens                        (212) 354-5020
                  (207) 592-3200              scottsunshine@towerspr.com
                  rbennett@lens-inc.com       carolcrane@towerspr.com


                   MMG DIRECTOR VOTE APPEARS TOO CLOSE TO CALL


NEW YORK, October 10, 2001 - Stockholders at yesterday's annual meeting of Metromedia International Group (AMEX: MMG) voted on the election of two opposition board candidates, Robert A.G. Monks and Robert B. Holmes, nominated by Elliott Associates, L.P. and Elliott International, L.P. (together "Elliott"), and two resolutions proposed by Elliott.

Stockholders also voted on separate resolutions proposed by California Public Employees' Retirement System (CalPERS) to organize the board into one class and by the New York City Teachers' Retirement System to allow special stockholder meetings and action by written consent. Elliott supported both resolutions. Stockholders speaking at the meeting were highly critical of the board's oversight of management and of MMG's share price decline.

MMG could not provide a preliminary vote count. While nearly 30% of the shares are controlled by management and News Corp., which has a seat on the MMG board, a preliminary tally by MacKenzie Partners, Elliott's proxy solicitor, indicates the vast majority of shares not affiliated with management or News Corp. were cast for Elliott's candidates and proposals, making the vote too close to call. The election inspectors hired by MMG said that final vote tallies would be available in one to two weeks.

Elliott has asked MMG not to hold board meetings or take board action until the directors actually elected by the stockholders at yesterday's meeting could be identified. Counsel for MMG has indicated that the company will not respect that request.

"If our candidates are elected, they will take immediate steps intended to increase stockholder value," said Richard A. Bennett, a principal of Lens Investment Management, LLC, the shareholder activist specialist working on behalf of Elliott in its MMG efforts. "Regardless of the vote, it's inescapable that management must radically speed up its decision making process and accept a higher level of accountability to stockholders."

Metromedia International Group, Inc. is a global communications and media company operating telephony and television businesses in Eastern Europe, the republics of the former Soviet Union and other emerging markets. The company, headed by Chairman John W. Kluge and CEO Stuart Subotnick, also owns the lawn and garden equipment manufacturer Snapper, which it has called a "non-core" asset.

Elliott Associates, L.P. and Elliott International, L.P. are institutional investors with a collective ownership of approximately 4.0% of MMG Common Stock. Elliott Associates is based in New York, and Elliott International is based in the Cayman Islands. The investment activities of Elliott Associates and Elliott International are under common management.

Founded in 1991 by Robert A.G. Monks as an investment management firm, Lens Investment Management, LLC, was among the first fund managers to take an active role in corporate governance. Over the past decade, Lens, which no longer operates as a portfolio manager but rather as a specialist in investor activism, has succeeded in increasing the value of shareholders' investment in companies including Scott Paper, American Express, Eastman Kodak and Pioneer Group.